CUSIP No. 398132100

EXHIBIT 99.5

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Class B Ordinary Shares of Gridsum Holding Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 15th day of November, 2019.

Guosheng Qi		Guofa Yu

/s/ Guosheng Qi		/s/ Guofa Yu

Generation Gospel Limited		Garden Enterprises Ltd.

By:	/s/ Guosheng Qi	By:	/s/ Guofa Yu
Name:	Guosheng Qi	Name:	Guofa Yu
Title:	Authorized Signatory	Title:	Authorized Signatory

Fairy Spirit Limited

By:	/s/ Guosheng Qi
Name:	Guosheng Qi
Title:	Authorized Signatory

[Signature Page to Joint Filing Agreement]